SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by Registrant:                                  [X]
Filed by a Party other than the Registrant:           [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement                [ ] Confidential, for Use  of the
[X] Definitive Proxy Statement                     Commission Only (as)permitted
[ ] Definitive Additional Materials                by Rule 14a-6(e)(2)
[ ] Soliciting Materials Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            CompX International Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) 0-11.

       1) Title of each class of securities to which transaction applies:

       2) Aggregate number of securities to which transaction applies:

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which the filing fee is calculated and state how it was determined):

       4) Proposed maximum aggregate value of transaction:

       5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act  Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1) Amount Previously Paid:

       2) Form, Schedule or Registration Statement No.:

       3) Filing Party:

       4) Date Filed:

                                [LOGO GOES HERE]

                            CompX International Inc.
                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1700
                           Dallas, Texas 75240-2697




                                 April 13, 2005







To our Stockholders:

     You are cordially invited to attend the 2005 Annual Meeting of Stockholders of CompX International Inc., which will be held on Tuesday, May 10, 2005, at 10:00 a.m., local time, at CompX's corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

     Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card or voting instruction form in the accompanying envelope as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.

                                          Sincerely,

                                          /s/ David A. Bowers
                                          David A. Bowers
                                          President and Chief Executive Officer

                            COMPX INTERNATIONAL INC.
                              THREE LINCOLN CENTRE
                          5430 LBJ FREEWAY, SUITE 1700
                            DALLAS, TEXAS 75240-2697

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 10, 2005



To the Stockholders of CompX International Inc.:

     NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Stockholders (the "Meeting") of CompX International Inc., a Delaware corporation ("CompX"), will be held on Tuesday, May 10, 2005, at 10:00 a.m., local time, at CompX's corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas for the following purposes:

     (1) To elect seven directors to serve until the 2006 Annual Meeting of Stockholders; and

     (2) To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     The close of business on March 28, 2005 has been set as the record date (the "Record Date") for the Meeting. Only holders of CompX's class A common stock, par value $0.01 per share, and class B common stock, par value $0.01 per share, at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. CompX's stock transfer books will not be closed following the Record Date. A complete list of stockholders entitled to vote at the Meeting will be available for examination during normal business hours by any stockholder of CompX, for purposes related to the Meeting, for a period of ten days prior to the Meeting at the place where CompX will hold the Meeting.

     You are cordially invited to attend the Meeting. Whether or not you plan to attend the Meeting, please complete, date and sign the accompanying proxy card or voting instruction form and return it promptly in the enclosed envelope. If you choose, you may still vote in person at the Meeting even though you previously submitted your proxy.


                                          By Order of the Board of Directors,

                                          /s/ A. Andrew R. Louis
                                          A. Andrew R. Louis, Secretary

Dallas, Texas
April 13, 2005

                            COMPX INTERNATIONAL INC.
                              THREE LINCOLN CENTRE
                          5430 LBJ FREEWAY, SUITE 1700
                            DALLAS, TEXAS 75240-2697

                         ------------------------------

                                 PROXY STATEMENT

                         ------------------------------

                               GENERAL INFORMATION

     This proxy statement and the accompanying proxy card or voting instruction form are being furnished in connection with the solicitation of proxies by and on behalf of the board of directors (the "Board of Directors") of CompX International Inc., a Delaware corporation ("CompX"), for use at the 2005 Annual Meeting of Stockholders of CompX to be held on Tuesday, May 10, 2005 and at any adjournment or postponement thereof (the "Meeting"). The accompanying Notice of Annual Meeting of Stockholders (the "Notice") sets forth the time, place and purposes of the Meeting. The Notice, this proxy statement, the accompanying proxy card or voting instruction form and CompX's Annual Report to Stockholders, which includes CompX's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, are first being mailed to the holders of CompX's class A common stock, par value $0.01 per share ("Class A Common Stock"), and CompX's class B common stock, par value $0.01 per share ("Class B Common Stock" and collectively with the Class A Common Stock, the "Common Stock"), on or about April 13, 2005. CompX's principal executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

                  QUORUM, VOTING RIGHTS AND PROXY SOLICITATION

     The record date set by the Board of Directors for the determination of stockholders entitled to notice of, and to vote at, the Meeting was the close of business on March 28, 2005 (the "Record Date"). Only holders of shares of Common Stock as of the close of business on the Record Date are entitled to vote at the Meeting. As of the Record Date, there were 5,193,780 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock issued and outstanding. Each share of Class A Common Stock entitles its holder to one vote on all matters to be acted on at the Meeting. Each share of Class B Common Stock entitles its holder to ten votes with respect to the election of directors and one vote on all other matters to be acted on at the Meeting. The presence, in person or by proxy, of the holders of a majority of the votes of Common Stock entitled to vote at the Meeting, counted as a single class, is necessary to constitute a quorum for the conduct of business at the Meeting. Under applicable rules of the New York Stock Exchange (the "NYSE") and Securities and Exchange Commission (the "SEC"), brokers or other nominees holding shares of record on behalf of a client who is the actual beneficial owner of such shares are authorized to vote on certain routine matters without receiving instructions from the beneficial owner of the shares. If a broker/nominee who is entitled to vote on a routine matter does not vote such shares, such shares are referred to herein as "broker/nominee non-votes." Shares of Common Stock that are voted to abstain from any business coming before the Meeting and broker/nominee non-votes will be counted as being in attendance at the Meeting for purposes of determining whether a quorum is present.

     If a quorum is present, a plurality of the affirmative votes of the Class A and Class B Common Stock, voting together as a single class, represented and entitled to be voted at the Meeting is necessary to elect each director of CompX. The accompanying proxy card or voting instruction form provides space for a stockholder to withhold authority to vote for any of the nominees to the Board of Directors. Neither shares as to which the authority to vote on the election of directors has been withheld nor broker/nominee non-votes will be counted as affirmative votes to elect director nominees to the Board of Directors. However, since director nominees need only receive the vote of a plurality of the votes represented and entitled to vote at the Meeting, a vote withheld from a particular nominee will not affect the election of such nominee.

     Except as applicable laws may otherwise provide, if a quorum is present, the approval of any other matter that may properly come before the Meeting will require the affirmative vote of a majority of the shares represented and entitled to vote at the Meeting. Shares of Common Stock that are voted to abstain from any other business coming before the Meeting and broker/nominee non-votes will not be counted as votes for or against any such other matter.

     Unless otherwise specified, the agents designated in the proxy card or voting instruction form will vote the shares represented by a proxy at the Meeting "FOR" the election of the director nominees to the Board of Directors and, to the extent allowed by applicable law, in the discretion of the agents on any other matter that may properly come before the Meeting.

     Computershare Investor Services, L.L.C. ("Computershare"), the transfer agent and registrar for the Class A and Class B Common Stock as of the Record Date, has been appointed by the Board of Directors to receive proxies and ballots, ascertain the number of shares represented, tabulate the vote and serve as inspector of election for the Meeting.

     Each holder of record of Common Stock executing and delivering the proxy card enclosed with this proxy statement may revoke it at any time prior to the voting at the Meeting by delivering to Computershare a written revocation of the proxy, a duly executed proxy card bearing a later date or by voting in person at the Meeting. Attendance by a stockholder at the Meeting will not in itself constitute the revocation of such stockholder's proxy.

     Employees participating in the CompX Contributory Retirement Plan, as amended (the "CompX 401(k) Plan"), who are beneficial owners of Class A Common Stock under such plan may use the enclosed voting instruction form to instruct the plan trustee how to vote the shares held for such employees. The trustee will, subject to the terms of the plan, vote in accordance with such instructions.

     The Board of Directors is making this proxy solicitation. CompX will pay all expenses related to the solicitation, including charges for preparing, printing, assembling and distributing all materials delivered to stockholders. In addition to the solicitation by mail, directors, officers and regular employees of CompX may solicit proxies by telephone or in person, for which such persons will receive no additional compensation. CompX has retained Georgeson
Shareholder Communications, Inc. to aid in the distribution of this proxy statement and related materials at an estimated cost of $1,000. Upon request, CompX will reimburse banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of Class A Common Stock that such entities hold of record.

                               CONTROLLED COMPANY

     CompX Group, Inc. ("CGI") directly holds 82.8% of the outstanding shares of Class A and B Common Stock combined. NL Industries, Inc. ("NL") directly holds 82.4% of the outstanding shares of CGI common stock. Valhi is the direct holder of 83.1% of the outstanding shares of NL common stock, par value $0.125 per share ("NL Common Stock"). Contran Corporation ("Contran") holds, directly or through subsidiaries, 90.8% of the outstanding shares of Valhi common stock, par value $0.01 per share ("Valhi Common Stock").

     CGI has indicated its intention to have its shares of Common Stock represented at the Meeting and voted "FOR" the election of each of the director nominees to the Board of Directors. If CGI attends the Meeting in person or by proxy and votes as indicated, the Meeting will have a quorum present and the stockholders will elect all the nominees of the Board of Directors.

     Because of the Common Stock ownership by CGI, CompX is considered a controlled company under the listing standards of the NYSE. Pursuant to the listing standards, a controlled company may choose not to have a majority of independent directors, independent compensation, nominating or corporate governance committees or charters for these committees. CompX has chosen not to have a majority of independent directors or an independent nominating or corporate governance committee. The Board of Directors believes that the full Board of Directors best represents the interests of all of CompX's stockholders and that it is appropriate for all matters that would be considered by a nominating or corporate governance committee to be considered and acted upon by the full Board of Directors. Applying the NYSE director independence standards, the Board of Directors has determined that three of its directors are independent and have no material relationship with CompX. While the members of CompX's management development and compensation committee (the "MD&C Committee") currently satisfy the independence requirements of the NYSE, CompX has chosen not to satisfy all of the NYSE listing standards for a compensation committee. See "Meetings and Committees of the Board of Directors" for more information on the committees of the Board of Directors. See also "Stockholder Proposals and Director Nominations for the 2006 Annual Meeting" for a description of CompX's policies and procedures for stockholder nominations of directors.

                              ELECTION OF DIRECTORS

     The bylaws of CompX provide that the Board of Directors shall consist of one or more members as determined by the Board of Directors or the stockholders. The Board of Directors has currently set the number of directors at seven. The directors elected at the Meeting will hold office until the 2006 Annual Meeting of Stockholders and until their successors are duly elected and qualified or their earlier removal, resignation or death.

     All of the nominees are currently directors of CompX whose terms will expire at the Meeting. All of the nominees have agreed to serve if elected. If any nominee is not available for election at the Meeting, all shares represented by a proxy will be voted "FOR" an alternate nominee to be selected by the Board of Directors, unless the stockholder executing such proxy withholds authority to vote for such nominee. The Board of Directors believes that all of its nominees will be available for election at the Meeting and will serve if elected.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE FOLLOWING NOMINEES FOR DIRECTOR.

     Nominees for Director. The respective nominees for election as directors of CompX for terms expiring at the 2006 Annual Meeting of Stockholders have provided the following information.

     Paul M. Bass, Jr., age 69, has been a director of CompX since 1997. Mr. Bass also serves as a director of Keystone Consolidated Industries, Inc., a steel fabricated wire products, industrial wire and carbon steel rod company that is related to Contran ("Keystone"). From prior to 2000, Mr. Bass has served as vice chairman of First Southwest Company, a privately owned investment banking firm. He is also a director and member of the audit committee of MACC Private Equities Inc., a business development company, and chairman of the board of trustees of the Southwestern Medical Foundation, a foundation that supports and promotes The University of Texas Southwestern Medical Center. Mr. Bass is a member of CompX's audit committee and chairman of CompX's management development and compensation committee (the "MD&C Committee").

     David A. Bowers, age 67, has served as CompX's president and chief executive officer since 2002. He has also served as CompX's vice chairman of the board since 2000 and as a director of CompX since 1993. Mr. Bowers has continuously served in various executive officer positions for CompX or its predecessors since prior to 2000. Mr. Bowers has been employed by CompX and its predecessors since 1960 in various sales, marketing and executive positions, having been named president of CompX's security products and related businesses in 1979. Mr. Bowers is a trustee and chairman of the board of Monmouth College, Monmouth, Illinois.

     Keith R. Coogan, age 52, has served as a director of CompX since 2002. Mr. Coogan is chief executive officer of Software Spectrum, Inc., a global business-to-business software services provider that is currently a wholly owned subsidiary of Level 3 Communications, but from 1991 to 2002 was a publicly traded corporation ("SSI"). From 1990 to 2002, he served in various other executive officer positions for SSI, including vice president of finance and operations and chief operating officer. He is also a director of Keystone and Kronos Worldwide, Inc., an international manufacturer of titanium dioxide pigments that is related to Valhi and NL ("Kronos Worldwide"). Mr. Coogan is the chairman of each of CompX's and Keystone's audit committees and a member of Kronos Worldwide's audit committee.

     Edward J. Hardin, age 62, has served as a director of CompX since 1997. Mr. Hardin has been a partner of the law firm of Rogers & Hardin LLP since its formation in 1976.

     Ann Manix, age 52, has served as a director of CompX since 1998. Since prior to 2000, Ms. Manix has served as a managing partner of Ducker Research Corporation, a privately held industrial research firm. She is a member of CompX's audit committee and MD&C Committee.

     Glenn R. Simmons, age 77, has served as chairman of the board of CompX since 2000 and director of CompX since 1993. From October 2000 to December 2000, Mr. Simmons served as chief executive officer of CompX. Mr. Simmons has been vice chairman of the board of Valhi and Contran since prior to 2000. Mr. Simmons also serves as chairman of the board of Keystone; as a director of NL, a diversified conglomerate with principal investments in Kronos Worldwide and CompX; as a director of Kronos Worldwide; and as a director of Titanium Metals Corporation ("TIMET"), an integrated producer of titanium metals products that is related to Valhi. In February 2004, Keystone filed a voluntary petition for reorganization under federal bankruptcy laws. Mr. Simmons has been an executive officer or director of various companies related to Contran since 1969. Mr. Simmons is the brother of Harold C. Simmons, the chairman of the board of Valhi and Contran.

     Steven L. Watson, age 54, has served as a director of CompX since 2000. Mr. Watson has been chief executive officer of Valhi since 2002 and president and a director of Valhi and Contran since prior to 2000. He has served as vice chairman of the board of Kronos Worldwide since October 2004. Mr. Watson also serves as a director of Keystone, Kronos Worldwide, NL and TIMET. Mr. Watson has served as an executive officer or director of various companies related to Valhi and Contran since 1980.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held three meetings and took action by written consent on three occasions in 2004. Each director participated in all of such meetings and of the meetings of the committees on which he or she served at the time. It is expected that each director will attend CompX's annual meetings of stockholders, which are held immediately before the annual meetings of the Board of Directors. All members of the Board of Directors attended CompX's 2004 annual stockholder meeting.

               The Board of Directors has established and delegated authority to the following two standing committees.

               AuditCommittee. The audit committee assists with the Board of Directors' oversight responsibilities relating to the financial accounting and reporting processes and auditing processes of CompX. The responsibilities of the audit committee are more specifically set forth in the audit committee charter, a copy of which is available under the corporate section of CompX's website, www.compxnet.com. Applying the requirements of the NYSE listing standards and SEC regulations, as applicable, the Board of Directors has determined that:

               o each member of the audit committee is independent, financially literate and has no material relationship with CompX; and
               o Mr. Keith R. Coogan is an "audit committee financial expert."

          No member of the audit committee serves on more than three public company audit committees. For further information on the role of the audit committee, see "Audit Committee Report." The current members of the audit committee are Keith R. Coogan (chairman), Paul M. Bass, Jr. and Ann Manix. The audit committee held seven meetings and took action by written consent on two occasions in 2004.

               Management Development and Compensation Committee. The principal responsibilities of the MD&C Committee are to review and approve certain matters involving executive compensation; to recommend to the Board of Directors whether or not to approve any proposed charge to CompX or its subsidiaries pursuant to an intercorporate services agreement with a related party; to take action or to review and approve certain matters regarding CompX's employee benefit plans or programs; to administer and grant awards under the CompX International Inc. 1997 Long-Term Incentive Plan (the "1997 Plan"); to approve certain annual incentive compensation awards; and to review and administer such other compensation matters as the Board of Directors may direct from time to time. The Board of Directors has determined that each member of the MD&C Committee is independent by applying the NYSE director independence standards. For further information on the role of the MD&C Committee, see "Executive Compensation Report." The current members of the MD&C Committee are Paul M. Bass, Jr. (chairman) and Ann Manix. The MD&C Committee held two meetings in 2004.

     The Board of Directors is expected to elect the members of the standing committees at the Board of Directors annual meeting immediately following the Meeting. The Board of Directors has previously established, and from time to time may establish, other committees to assist it in the discharge of its responsibilities.

                               EXECUTIVE OFFICERS

     Set forth below is certain information relating to the executive officers of CompX. Each executive officer serves at the pleasure of the Board of Directors. Biographical information with respect to Glenn R. Simmons and David
A. Bowers is set forth under "Election of Directors--Nominees for Director."


            Name               Age               Position(s)
----------------------------   ---   -----------------------------------------------------------------
Glenn R. Simmons............   77    Chairman of the Board
David A. Bowers.............   67    Vice Chairman of the Board, President and Chief Executive Officer
David J. Camozzi............   49    Vice President
Darryl R. Halbert...........   40    Vice President, Chief Financial Officer and Controller
Scott C. James..............   39    Vice President


     David J. Camozzi has served as vice president of CompX since October 2004 and president of CompX Precision Slides, a unit of CompX, since September 2004. From 2001 to 2004, Mr. Camozzi was the chief operating officer of Slater Steel, Inc., a specialty steel company with operations in Canada and the U.S. that filed for bankruptcy protection in both Canada and the U.S. in June 2003. From 2000 to 2001, Mr. Camozzi was vice president, corporate development of Slater Steel. From 1999 to 2000, he was senior vice president and chief operating officer in North America of Co-Steel, Inc., a steel manufacturer with operations in North America and the United Kingdom.

     Darryl R. Halbert has served as chief financial officer since 2002 and vice president and controller of CompX since 2001. From 2000 to 2001, Mr. Halbert served as chief operating officer, chief financial officer and secretary of Image2Web, Inc., a subsidiary of Micrografx, Inc., a developer and marketer of graphics software for business use.

     Scott C. James has served as vice president of CompX and president of CompX Security Products Inc., a wholly owned subsidiary of CompX, since 2002. Since 1992, Mr. James has served in various sales, marketing and executive positions with CompX's security products operations.

                               SECURITY OWNERSHIP

     Ownership of CompX. The following table and footnotes set forth as of the Record Date the beneficial ownership, as defined by regulations of the SEC, of Class A and Class B Common Stock held by each individual, entity or group known to CompX to own beneficially more than 5% of the outstanding shares of Class A or Class B Common Stock, each director, each executive officer named in the summary compensation table in this proxy statement (a "named executive officer") and all directors and executive officers as a group. See footnote (4) below for information concerning the relationships of certain individuals and entities that may be deemed to own indirectly and beneficially more than 5% of the outstanding shares of Class A or Class B Common Stock. All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

                                                                                                        CompX Class
                                                                                                        A and Class
                                                                                                          B Common
                                       CompX Class A Common Stock         CompX Class B Common Stock       Stock
                                    --------------------------------    ------------------------------    Combined
                                      Amount and Nature of  Percent       Amount and Nature              Percent of
                                         Beneficial         of Class        of Beneficial     Percent      Class
Beneficial Owner                         Ownership (1)       (1)(2)          Ownership (1)    of Class     (1)(2)
-------------------------------     ----------------------  --------    --------------------  --------   -----------
Harold C. Simmons (3).........           40,700  (4)            *              -0-  (4)          -0-          *
   CompX Group, Inc. (3)......        2,586,820  (4)          49.8%     10,000,000  (4)         100%        82.8%
   TIMET Finance Management
     Company (3)..............          336,700  (4)           6.5%            -0-  (4)          -0-         2.2%
   Annette C. Simmons.........           20,000  (4)            *              -0-  (4)          -0-          *
                                      ---------                         ----------              ----
                                      2,984,220  (4)          57.5%     10,000,000  (4)         100%        85.5%
Dalton, Greiner, Hartman, Maher
   & Co.......................          672,950  (5)          13.0%            -0-               -0-         4.4%
Royce & Associates, LLC.......          302,300  (6)           5.8%            -0-               -0-         2.0%

Paul M. Bass, Jr..............           12,300  (4)(7)         *              -0-               -0-          *
David A. Bowers...............           74,000  (4)(7)        1.4%            -0-               -0-          *
Keith R. Coogan...............            2,500                 *              -0-               -0-          *
Edward J. Hardin..............           15,800  (7)            *              -0-               -0-          *
Ann Manix.....................           11,300  (7)            *              -0-               -0-          *
Glenn R. Simmons..............           69,300  (4)(7)(8)     1.3%            -0-               -0-          *
Steven L. Watson..............           19,800  (4)(7)         *              -0-               -0-          *
Darryl R. Halbert.............            7,000  (7)            *              -0-               -0-          *
Scott C. James................           19,080  (7)            *              -0-               -0-          *
All   directors   and  executive
   officers  of CompX as a group
   (10 persons) ..............          231,080  (4)(7)(8)     4.3%            -0-               -0-         1.5%


--------------------
*        Less than 1%.

(1) Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names. The number of shares and percentage of ownership for each entity, individual or group assumes the exercise by such entity, individual or group (exclusive of others) of stock options that such entity, individual or group may exercise within 60 days subsequent to the Record Date.

(2) The percentages are based on 5,193,780 shares of Class A Common Stock outstanding as of the Record Date.

(3) The business address of CGI and Harold C. and Annette C. Simmons is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697. The business address of TIMET Finance Management Company ("TFMC") is 300 Delaware Avenue, Suite 900, Wilmington, Delaware 19801.

(4) NL and TFMC directly hold 82.4% and 17.6%, respectively, of the outstanding shares of CGI common stock. TIMET directly holds 100% of the outstanding shares of TFMC common stock. Tremont LLC ("Tremont"), Annette C. Simmons, The Combined Master Retirement Trust (the "CMRT") and Valhi are the holders of approximately 39.5%, 14.3%, 12.0% and 2.4% of the outstanding shares of TIMET common stock, par value $0.01 per share ("TIMET Common Stock"). The ownership of Ms. Simmons is based on the 1,600,000 shares of TIMET's 6 3/4% Series A Convertible Preferred Stock, par value $0.01 per share (the "TIMET Series A Preferred Stock"), that she directly owns, which are convertible into 2,666,666 shares of TIMET Common Stock. The ownership of Valhi includes 24,500 shares of TIMET Common Stock that Valhi has the right to acquire upon conversion of 14,700 shares of TIMET Series A Preferred Stock that Valhi directly holds. The percentage ownership of TIMET Common Stock held by each of Ms. Simmons and Valhi assumes the full conversion of only the shares of TIMET Series A Preferred Stock she or Valhi owns, respectively.

     Valhi is direct holder of 100% of the membership interests of Tremont. Valhi and TFMC are the direct holders of approximately 83.1% and 0.5%, respectively, of the outstanding shares of NL Common Stock.

     Valhi holds indirectly through CGI and TFMC approximately 85.1% of the combined voting power of the Common Stock (approximately 97.8% for the election of directors). In certain instances, shares of Class B Common Stock are automatically convertible into shares of Class A Common Stock.

     Valhi Group, Inc. ("VGI"), National City Lines, Inc. ("National"), Contran, the Harold Simmons Foundation, Inc. (the "Foundation"), the Contran Deferred Compensation Trust No. 2 (the "CDCT No. 2") and the CMRT are the direct holders of approximately 77.6%, 9.1%, 3.7%, 0.9%, 0.4% and 0.1%, respectively, of the outstanding shares of Valhi Common Stock. National, NOA, Inc. ("NOA") and Dixie Holding Company ("Dixie Holding") are the direct holders of approximately 73.3%, 11.4% and 15.3%, respectively, of the outstanding common stock of VGI. Contran and NOA are the direct holders of approximately 85.7% and 14.3%, respectively, of the outstanding common stock of National. Contran and Southwest Louisiana Land Company, Inc. ("Southwest") are the direct holders of approximately 49.9% and 50.1%, respectively, of the outstanding common stock of NOA. Dixie Rice Agricultural Corporation, Inc. ("Dixie Rice") is the direct holder of 100% of the outstanding common stock of Dixie Holding. Contran is the holder of 100% of the outstanding common stock of Dixie Rice and approximately 88.9% of the outstanding common stock of Southwest.

     Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold
     C. Simmons (the "Trusts"), of which Mr. Simmons is the sole trustee, or held by Mr. Simmons or persons or other entities related to Mr. Simmons. As sole trustee of the Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by the Trusts. Mr. Simmons, however, disclaims beneficial ownership of any Contran shares that the Trusts hold.

     The Foundation directly holds approximately 0.9% of the outstanding shares of Valhi Common Stock. The Foundation is a tax-exempt foundation organized for charitable purposes. Harold C. Simmons is the chairman of the board of the Foundation.

     The CDCT No. 2 directly holds approximately 0.4% of the outstanding shares of Valhi Common Stock. U.S. Bank National Association serves as the trustee of the CDCT No. 2. Contran established the CDCT No. 2 as an irrevocable "rabbi trust" to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons. If the CDCT No. 2 assets are insufficient to satisfy such obligations, Contran must satisfy the balance of such obligations. Pursuant to the terms of the CDCT No. 2, Contran retains the power to vote the shares held by the CDCT No. 2, retains dispositive power over such shares and may be deemed the indirect beneficial owner of such shares.

     The CMRT directly holds approximately 12.0% of the outstanding shares of TIMET Common Stock and 0.1% of the outstanding shares of Valhi Common Stock. Valhi established the CMRT to permit the collective investment by master trusts that maintain assets of certain employee benefit plans Valhi and related companies adopt. Harold C. Simmons is the sole trustee of the CMRT and a member of the trust investment committee for the CMRT. Paul M. Bass, Jr. is also a member of the trust investment committee for the CMRT. Valhi's board of directors selects the trustee and members of the trust investment committee for the CMRT. Harold C. Simmons, Glenn R. Simmons and Steven L. Watson are members of Valhi's board of directors and along with David A. Bowers are participants in one or more of the employee benefit plans that invest through the CMRT. Each of such persons disclaims beneficial ownership of any of the shares the CMRT holds, except to the extent of his individual vested beneficial interest, if any, in the assets the CMRT holds.

     Harold C. Simmons is the chairman of the board and chief executive officer of NL, the vice chairman of the board of TIMET and the chairman of the board of each of CGI, Tremont, Valhi, VGI, National, NOA, Dixie Holding, Dixie Rice, Southwest and Contran.

     By virtue of the holding of the offices, the stock ownership and his services as trustee, all as described above, (a) Harold C. Simmons may be deemed to control certain of such entities, and (b) Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of the shares of Common Stock that CGI and TFMC hold directly. Mr. Simmons, however, disclaims beneficial ownership of the shares beneficially owned, directly or indirectly, by any of such entities, except to the extent of his vested beneficial interest, if any, in shares held by the CMRT and his interest as a beneficiary of the CDCT No. 2. Mr. Harold Simmons disclaims beneficial ownership of all shares of Common Stock that CGI or TFMC directly holds.

     Glenn R. Simmons and Steven L. Watson are directors and executive officers of Valhi and Contran. Messrs. Glenn Simmons and Watson disclaim beneficial ownership of any shares of Common Stock directly or indirectly held by Contran, Valhi or any of their subsidiaries.

     Annette C. Simmons is the wife of Harold C. Simmons. She is the direct owner of 20,000 shares of Class A Common Stock, 69,475 shares of NL Common Stock, 1,600,000 shares of TIMET Series A Preferred Stock and 43,400 shares of Valhi Common Stock. Mr. Simmons may be deemed to share indirect beneficial ownership of such shares. Mr. Simmons disclaims all such beneficial ownership.

     The Annette C. Simmons Grandchildren's Trust, a trust of which Harold C. Simmons and Annette C. Simmons are co-trustees and the beneficiaries of which are the grandchildren of Annette C. Simmons, is the direct holder of 40,000 shares of Valhi Common Stock (the "Grandchildren's Trust"). Mr. Simmons, as co-trustee of the Grandchildren's Trust, has the power to vote and direct the disposition of the shares Valhi Common Stock the
     Grandchildren's Trust directly holds. Mr. Simmons disclaims beneficial ownership of any shares of Valhi Common Stock that the Grandchildren's Trust holds.

     Harold C. Simmons is the direct owner of 40,700 shares of Class A Common Stock, 30,800 shares of NL Common Stock (including options exercisable for 4,000 shares of NL Common Stock) and 3,383 shares of Valhi Common Stock.

     NL and a subsidiary of NL directly hold 3,522,967 and 1,186,200 shares, respectively, of Valhi Common Stock. Pursuant to Delaware law, Valhi treats the shares of Valhi Common Stock that NL and NL's subsidiary directly hold as treasury stock for voting purposes and for purposes of calculating the percentage ownership of the outstanding shares of Valhi Common Stock as of the Record Date in this proxy statement such shares are not deemed outstanding.

     The business address of CGI, NL, Tremont, Valhi, VGI, National, NOA, Dixie Holding, the Foundation, the CMRT and Contran is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697. The business address of Dixie Rice is 600 Pasquiere Street, Gueydan, Louisiana 70542. The business address of Southwest is 402 Canal Street, Houma, Louisiana 70360. The business address of TIMET is 1999 Broadway, Suite 4300, Denver, Colorado 80202.

(5) Based on Amendment No. 6 to Schedule 13G dated February 10, 2005 Dalton, Greiner, Hartman, Maher & Co. ("Dalton Greiner") filed with the SEC. Dalton Greiner has sole voting power over 652,208 of these shares and sole dispositive power over all of these shares. The address of Dalton Greiner is 565 Fifth Avenue, Suite 2101, New York, New York 10017.

(6) Based on Amendment No. 2 to Schedule 13G dated January 24, 2005 Royce & Associates, LLC ("Royce") filed with the SEC. The address of Royce is 1414 Avenue of the Americas, New York, New York 10019.

(7) The shares of Class A Common Stock shown as beneficially owned by such person include the following number of shares such person has the right to acquire upon the exercise of stock options granted pursuant to the 1997 Plan that such person may exercise within 60 days subsequent to the Record
     Date:

                                                  Shares of Class A Common Stock
                                                  Issuable Upon the Exercise of
                                                          Stock Options
              Name of Beneficial Owner              On or Before May 27, 2005
         ------------------------------------    -------------------------------
         Paul M. Bass, Jr....................                  7,800
         David A. Bowers.....................                 65,000
         Edward J. Hardin....................                  7,800
         Ann Manix...........................                  6,800
         Glenn R. Simmons....................                 56,800
         Steven L. Watson....................                 14,800
         Darryl R. Halbert...................                  6,000
         Scott C. James......................                 18,000


(8) The shares of Class A Common Stock shown as beneficially owned by Glenn R. Simmons include 500 shares his wife holds in her retirement account, with respect to which he disclaims beneficial ownership.

     CompX understands that Contran and related entities may consider acquiring or disposing of shares of Common Stock through open-market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of Class A Common Stock in the market, an assessment of the business of, and prospects for, CompX, financial and stock market conditions and other factors deemed relevant by such entities. CompX may similarly consider acquisitions of shares of Class A Common Stock and acquisitions or dispositions of securities issued by related entities.

     Ownership of Related Companies. Certain CompX directors and executive officers own equity securities of certain CompX related companies. The following table and footnotes set forth the beneficial ownership, as of the Record Date, of the shares of NL, TIMET and Valhi Common Stock held by each director, each named executive officer and all directors and executive officers as a group. All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons.


                                     NL Common Stock             TIMET Common Stock           Valhi Common Stock
                              ----------------------------  ---------------------------  ----------------------------
                                 Amount and       Percent       Amount and      Percent     Amount and       Percent
                                  Nature of          of          Nature of         of         Nature of         of
                                 Beneficial        Class        Beneficial       Class       Beneficial       Class
  Name of Beneficial Owner      Ownership (1)      (1)(2)      Ownership (1)     (1)(3)     Ownership (1)     (1)(4)
----------------------------  ------------------  --------  ------------------  -------  ------------------  --------
Paul M. Bass, Jr..........           -0-            -0-          2,000             *       20,000  (7)          *
David A. Bowers...........           -0-            -0-            -0-            -0-         -0-              -0-
Keith R. Coogan...........           -0-            -0-            -0-            -0-         -0-              -0-
Edward J. Hardin..........           -0-            -0-            -0-            -0-       4,000               *
Ann Manix.................         2,000             *             -0-            -0-         -0-              -0-
Glenn R. Simmons..........         8,000  (5)(8)     *           7,500  (6)(8)     *       18,247  (7)(9)       *
Steven L. Watson..........        12,000  (5)(8)     *          17,750  (6)(8)     *      117,246  (7)(8)       *
Darryl R. Halbert.........           -0-            -0-            -0-            -0-         -0-              -0-
Scott C. James............           -0-            -0-            -0-            -0-         -0-              -0-
All      directors     and
   executive  officers  of
   CompX  as a  group  (10
   persons) ..............        22,000(5)(8)       *          27,250  (6)(8)     *      159,493  (7)(8)(9)    *


--------------------
*    Less than 1%.

(1) Except as otherwise noted, the listed individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names. The number of shares and percentage of ownership for each individual or group assumes the exercise by such individual or group (exclusive of others) of stock options that such individual or group may exercise within 60 days subsequent to the Record Date.

(2) The percentages are based on 48,547,134 shares of NL Common Stock outstanding as of the Record Date.

(3) The percentages are based on 15,988,350 shares of TIMET Common Stock outstanding as of the Record Date.

(4) The percentages are based on 119,535,878 shares of Valhi Common Stock outstanding as of the Record Date. For purposes of calculating the outstanding shares of Valhi Common Stock as of the Record Date, 3,522,967 and 1,186,200 shares of Valhi Common Stock held by NL and a subsidiary of NL, respectively, are treated as treasury stock for voting purposes and excluded from the amount of Valhi Common Stock outstanding.

(5) See footnote (4) to the "Ownership of CompX" table for certain information concerning the relationship of CompX to NL. Messrs. Glenn Simmons and Watson disclaim beneficial ownership of all of the shares of NL Common Stock that Valhi or TFMC directly hold.

(6) See footnote (4) to the "Ownership of CompX" table for certain information concerning the relationship of CompX to TIMET. Messrs. Glenn Simmons and Watson disclaim beneficial ownership of all of the shares of TIMET Common Stock that Tremont, the CMRT and Valhi directly hold.

(7) See footnote (4) to the "Ownership of CompX" table for certain information concerning the relationship of CompX to Valhi. Messrs. Bass, Glenn Simmons and Watson disclaim beneficial ownership of all of the shares of Valhi Common Stock that VGI, National, Contran, the Foundation, the CDCT No. 2 and the CMRT directly hold.

(8) The shares of NL Common Stock, TIMET Common Stock and Valhi Common Stock shown as beneficially owned by such person include the following number of shares such person has the right to acquire upon the exercise of stock options granted pursuant to NL, TIMET or Valhi stock option plans that such person may exercise within 60 days subsequent to the Record Date:

                                      Shares of NL             Shares of TIMET            Shares of Valhi
                                   Common Stock Issuable     Common Stock Issuable      Common Stock Issuable
                                   Upon the Exercise of      Upon the Exercise of       Upon the Exercise of
                                   Stock Options On or       Stock Options On or        Stock Options On or
     Name of Beneficial Owner      Before May 27, 2005       Before May 27, 2005        Before May 27, 2005
     ----------------------------  ---------------------     ---------------------      ---------------------
     Glenn R. Simmons............         2,000                     5,000                         -0-
     Steven L. Watson............         4,000                     7,500                     100,000


(9) The shares of Valhi Common Stock shown as beneficially owned by Glenn R. Simmons include 800 shares his wife holds in her retirement account, with respect to which shares he disclaims beneficial ownership.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
                              AND OTHER INFORMATION

     Compensation of Directors. Directors of CompX who are not employees of CompX or its subsidiaries are entitled to receive compensation for their services as directors. Directors who received such compensation in 2004 were Paul M. Bass, Jr., Keith R. Coogan, Edward J. Hardin, Ann Manix, Glenn R. Simmons and Steven L. Watson.

     In 2004, nonemployee directors received an annual retainer of $20,000, paid in quarterly installments, plus a fee of $1,000 per day for attendance at meetings and at a daily rate ($125 per hour) for other services rendered on behalf of the Board of Directors or its committees. For the first two quarters of 2004, nonemployee directors also received an annual retainer of $2,000, paid in quarterly installments, for each committee on which they served. Starting with the third quarter of 2004, the Board of Directors increased the director fees paid to members of the audit committee. The increase resulted in the chairman of the audit committee and any member of the committee who CompX identified as an "audit committee financial expert" for purposes of the annual proxy statement receiving an annual retainer of $10,000, paid in quarterly installments (provided that if one person served in both capacities only one such retainer was paid), and other members of the audit committee receiving an annual retainer of $5,000, paid in quarterly installments. If any nonemployee director dies while serving on the Board of Directors, his or her designated beneficiary or estate will be entitled to receive a death benefit equal to the annual retainer then in effect. CompX reimburses its nonemployee directors for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of the Board of Directors or its committees.

     On the day of each annual stockholder meeting, each nonemployee receives a grant of shares of Class A Common Stock as determined by the following formula based on the closing price of a share of Class A Common Stock on the date of such meeting.


       Range of Closing Price Per                    Shares of Common
       Share on the Date of Grant                  Stock to Be Granted
       --------------------------                  -------------------
              Under $5.00                                2,000
              $5.00 to $9.99                             1,500
              $10.00 to $20.00                           1,000
              Over $20.00                                  500


As a result of the $13.30 per share closing price of Class A Common Stock on May 19, 2004, the date of the 2004 annual stockholder meeting, each nonemployee director elected on that date received a grant of 1,000 shares of Class A Common Stock.

     Intercorporate Services Agreements. Contran and certain of its subsidiaries, including CompX, have entered into intercorporate services agreements (collectively, the "ISAs") pursuant to which Contran, among other things, provides the services of certain of the named executive officers to certain of Contran's subsidiaries, including CompX. For a discussion of these ISAs, see "Certain Relationships and Transactions--Intercorporate Services Agreement."

     Summary of Cash and Certain Other Compensation of Executive Officers. The summary compensation table below provides information concerning annual and long-term compensation paid or accrued by CompX and its subsidiaries for services rendered to CompX and its subsidiaries during 2004, 2003 and 2002 by CompX's chief executive officer and each of CompX's two other executive officers whose total salary and bonus, or charge to CompX pursuant to an ISA between CompX and Contran (the "Contran ISA") in 2004 exceeded $100,000.

                         SUMMARY COMPENSATION TABLE (1)
                                                              Annual Compensation (2)
                     Name and                               ----------------------------   All Other
                Principal Position                   Year      Salary          Bonus      Compensation
-------------------------------------------------   ------  -------------  -------------  ------------
David A. Bowers..................................    2004   $ 326,305      $ 200,000      $ 27,013 (3)
Vice Chairman of the Board, President and Chief      2003     296,646        175,000        19,024 (3)
   Executive Officer                                 2002     258,750         80,000        21,281 (3)

Scott C. James...................................    2004     206,659        150,000        27,013 (3)
Vice President                                       2003     178,075        100,000        19,024 (3)
                                                     2002     151,175         60,000        21,187 (3)

Darryl R. Halbert (4)............................    2004     312,700 (4)        -0- (4)       -0- (4)
Vice President, Chief Financial Officer and          2003     215,000 (4)        -0- (4)       -0- (4)
   Controller                                        2002     136,930         60,000         5,335 (3)

--------------------

(1) For the periods presented for each named executive officer, no stock options or shares of restricted stock were granted nor payouts made pursuant to long-term incentive plans. Therefore, the columns for such compensation have been omitted.

(2) Messrs. Bowers and James received an annual perquisite for club dues for each of the years presented. Mr. Halbert received the same perquisite for 2002. In each case, the amount of the perquisite was less than the amount required to be reported pursuant to SEC rules. Therefore, the column for "other annual compensation," as defined by SEC rules, has been omitted.

(3) All other compensation for 2004, 2003 and 2002 for Messrs. Bowers, Halbert and James consisted of CompX's matching contributions to certain of their accounts under the CompX 401(k) Plan and CompX's contributions to certain of their accounts under the CompX Capital Accumulation Pension Plan, a defined contribution plan (the "CAP Plan"), as follows:

                                              Employer's
                                             CompX 401(k)      Employer's
                                             Plan Matching      CAP Plan
         Named Executive Officer    Year    Contributions     Contributions        Total
         -----------------------    ----   ----------------  ---------------  ---------------
         David A. Bowers........    2004    $    10,463      $    16,550      $    27,013
                                    2003          8,426           10,598           19,024
                                    2002          8,889           12,392           21,281

         Scott C. James.........    2004         10,463           16,550           27,013
                                    2003          8,426           10,598           19,024
                                    2002          8,795           12,392           21,187

         Darryl R. Halbert......    2004            -0- (a)          -0- (a)          -0- (a)
                                    2003            -0- (a)          -0- (a)          -0- (a)
                                    2002          2,644            2,691            5,335

         ----------------
         (a)  See footnote (4) to this summary compensation table.

(4) Effective January 1, 2003, Mr. Halbert became an employee of Contran and subsequently provided executive officer services to CompX pursuant to the Contran ISA. For 2004 and 2003, the amounts shown in the table as salary compensation for Mr. Halbert represents the portion of the fees CompX paid to Contran pursuant to the Contran ISA attributable to the services he rendered to CompX.

     No Grants of Stock Options or Stock Appreciation Rights. Neither CompX nor any of its parent or subsidiary corporations granted stock options or stock appreciation rights ("SARs") to the named executive officers during 2004.

     Stock Option Exercises and Holdings. The following table provides information with respect to each of the named executive officers concerning the aggregate amount the named executive officer realized in 2004 upon the exercise of stock options for Class A Common Stock and the value of unexercised stock options for Class A Common Stock such officer held as of December 31, 2004. Neither CompX nor any of its parent or subsidiary corporations has granted any SARs.

                  AGGREGATE STOCK OPTION EXERCISES IN 2004 AND
                         DECEMBER 31, 2004 OPTION VALUES

                                                Number of Shares
                        Shares                     Underlying              Value of Unexercised
                       Acquired               Unexercised Options at       In-the-Money Options
                          on                   December 31, 2004 (#)      at December 31, 2004 (1)
                       Exercise    Value    ---------------------------  ---------------------------
     Name                 (#)     Realized  Exercisable   Unexercisable  Exercisable   Unexercisable
------------------     --------  ---------  ------------ --------------  ------------ --------------
David A. Bowers         18,000   $ 62,160     60,000          17,000     $    -0-      $   42,360

Scott C. James          12,000     38,290     16,800           9,200          -0-          28,240

Darryl R. Halbert          -0-        -0-      6,000           4,000       21,180          14,120


--------------------

(1) Each aggregate amount is based on the difference between the exercise price of the individual stock options and the $16.53 per share closing sales price of Class A Common Stock on December 31, 2004.

(2) The amount realized for each exercise is based on the difference between the closing price per share of the underlying Class A Common Stock on the date of exercise and the exercise price per share.

                      EQUITY COMPENSATION PLAN INFORMATION

     The following table provides summary information as of December 31, 2004 with respect to equity compensation plans under which CompX's equity securities may be issued to employees or nonemployees (such as directors, consultants, advisers, vendors, customers, suppliers and lenders) in exchange for goods or services.

                                         Column (A)                   Column (B)                   Column (C)
                                --------------------------    -------------------------    -------------------------
                                                                                             Number of Securities
                                                                                            Remaining Available for
                                                                                             Future Issuance Under
                                Number of Securities to be    Weighted-Average Exercise    Equity Compensation Plans
                                  Issued Upon Exercise of       Price of Outstanding         (Excluding Securities
                                   Outstanding Options,               Options,                   Reflected in
        Plan Category               Warrants and Rights         Warrants and Rights               Column (A))
---------------------------     --------------------------    -------------------------    -------------------------
Equity  compensation  plans
approved     by    security
holders....................               561,840                      $17.73                       635,820


Equity  compensation  plans
not  approved  by  security
holders....................                   -0-                         -0-                           -0-

Total......................               561,840                      $17.73                       635,820


                         CORPORATE GOVERNANCE DOCUMENTS

     Code of Business Conduct and Ethics. CompX has adopted a code of business conduct and ethics that applies to all of CompX's directors, officers and employees, including CompX's principal executive officer, principal financial officer, principal accounting officer and controller. Only the Board of Directors may amend the code. Only CompX's audit committee or other committee of the Board of Directors with specific delegated authority may grant a waiver of the code. CompX will disclose amendments to, or waivers of, the code as required by law and the applicable rules of the NYSE.

     Corporate Governance Guidelines. CompX has adopted corporate governance guidelines to assist the Board of Directors in exercising its responsibilities. Among other things, the corporate governance guidelines provide for director qualifications, independence standards and responsibilities, approval procedures for ISAs and that the audit committee chairman preside at all meetings of the independent directors.

     Audit Committee Charter. CompX has adopted an audit committee charter under which the audit committee operates. Among other things, the audit committee charter provides the purpose, authority, resources and responsibilities of the committee.

     A copy of each of these three documents, among others, is available on CompX's website at www.compxnet.com under the corporate section. In addition, any person may obtain a copy of these three documents without charge, by sending a written request to the attention of CompX's corporate secretary at CompX International, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires CompX's executive officers, directors and persons who own more than 10% of a registered class of CompX's equity securities to file reports of ownership with the SEC, the NYSE and CompX. Based solely on the review of the copies of such forms and representations by certain reporting persons, CompX believes that for 2004 its executive officers, directors and 10% stockholders complied with all applicable filing requirements under section 16(a).

                          EXECUTIVE COMPENSATION REPORT

     During  2004,  CompX's   independent   directors  and  the  MD&C  Committee
administered matters regarding the compensation of CompX's executive officers.

Contran ISA

     During 2004, CompX paid certain fees to Contran for services provided pursuant to the Contran ISA, including the services of the following executive officers of CompX:


         Name                          Positions with CompX
   ------------------  -------------------------------------------------------
   Glenn R. Simmons     Chairman of the Board
   Darryl R. Halbert    Vice President, Chief Financial Officer and Controller


     Contran  annually  determines  the  aggregate  fee to charge  CompX and its subsidiaries based on (i) an estimate of the amount of time each Contran employee that performs services for CompX and its subsidiaries will spend on such services over the year and (ii) Contran's cost related to such employee, which includes the employee's base salary, incentive compensation and an overhead component that takes into account other employment costs, including medical benefits, unemployment and disability insurance and pension costs and other costs of providing an office, equipment and supplies related to the provision of such services. The portion of the annual charge CompX pays under the Contran ISA for the services of any particular individual is capped at $1.0 million to enhance CompX's ability to deduct such charge for federal income tax purposes. The amount of the fee CompX paid in 2004 under the Contran ISA for a person who provided services to CompX or its subsidiaries represents, in management's view, the reasonable equivalent of "compensation" for such services. It is also management's view that the proposed aggregate charge to CompX under the Contran ISA is fair to CompX and its stockholders. See "Certain Relationships and Related Transactions--Intercorporate Services Agreement" for the aggregate amount CompX paid to Contran in 2004 under the Contran ISA. The fee Contran charged CompX for the chief financial officer's services for 2004 is reported in his 2004 salary column in the summary compensation table in this proxy statement. The amount charged under the Contran ISA is not dependent upon CompX's financial performance.

     Based upon the independent directors' review of Contran's ISA allocation process and documentation as to how Contran determines the necessary personnel, the estimated number of full time employees that are required to provide services and the cost of such services under the Contran ISA and their related discussions with management, the independent directors agreed that such aggregate 2004 charge from Contran to CompX under the Contran ISA was fair and reasonable to CompX and it stockholders. In making such determination, the independent directors relied on their collective business experience and judgment.

Other Executive Officers

     The MD&C Committee reviews and approves compensation policies and practices related to David A. Bowers, David J. Camozzi and Scott C. James, executive officers and employees of CompX or one of its subsidiaries. See "Meetings and Committees of the Board of Directors - Management Development and Compensation Committee." CompX's executive officer compensation system generally consists of two primary components: salary and a discretionary incentive compensation award. Through the use of the foregoing, the MD&C Committee seeks to achieve a balanced compensation package that will attract and retain high quality key executives, appropriately reflect each such executive officer's individual performance, contributions, and general market value, and provide further incentives for the executive officers to maximize annual operating performance and long-term stockholder value. In 2004, the MD&C Committee made no separate determinations regarding cash compensation to be paid to the chairman of the board or the chief financial officer since these persons were employees of Contran.

Annual Salaries

     Annual base salaries for executive officers employed by CompX have been established on a position-by-position basis. The chief executive officer has the responsibility to conduct annual internal reviews of executive officer salary levels in order to rank salary, individual performance and job value to each position. The chief executive officer then makes recommendations on salaries, other than his own, to the MD&C Committee. The chairman of the board makes recommendations on the chief executive officer's salary to the MD&C Committee. The MD&C Committee reviews the recommendations regarding changes in salaries for executive officers. The MD&C Committee may take such action, including modifications to the recommendations, as it deems appropriate. The determinations of the MD&C Committee may be based on a variety of factors, including a subjective evaluation of past and potential future individual performance and contributions and alternative career opportunities that might be available to the executives. The MD&C Committee may also review compensation data from companies employing executives in positions similar to those whose salaries were being reviewed, as well as market conditions for executives in general with similar skills, responsibilities, background and performance levels, both inside and outside of CompX's businesses (such companies may include companies contained in the peer group indexes plotted on the Performance Graph following this report), and other companies with similar financial and business characteristics as CompX.

     In December 2003, the MD&C Committee approved 2004 base salary increases for the chief executive officer and one other executive officer, Scott C. James. The MD&C Committee based its actions regarding 2004 salaries primarily upon the chairman of the board's recommendation regarding the chief executive officer, the chief executive officer's recommendation regarding Mr. James and the MD&C Committee members' collective business experience and judgment. In 2003, no specific survey or study was utilized to make salary determinations. The chief executive officer's 2004 annual salary was not based on any specific measure of CompX's financial performance.

Annual Incentive Compensation

     In February 2004, the MD&C Committee determined that the amount of any annual incentive compensation to be paid to CompX's executive officers employed by CompX would be awarded on a year-end discretionary evaluation of each such officer's performance, attitude and potential, rather than achieved operating income. Accordingly, the MD&C Committee awarded 2004 incentive compensation to certain of CompX's executive officers based on a discretionary evaluation of each such officer's performance, attitude and potential. The MD&C Committee based its actions regarding 2004 incentive compensation primarily upon the chairman of the board's recommendation regarding the chief executive officer, the chief executive officer's recommendations regarding the other executive officers employed by CompX and the MD&C Committee members' collective business experience and judgment. No specific overall performance measures were utilized and there is no specific relationship between overall performance measures and an executive's incentive compensation. Additionally, there is no specific weighing of factors considered in the determination of incentive compensation paid to executive officers employed by CompX. The 2004 discretionary bonuses the named executive officers employed by CompX received are disclosed in the bonus column in the summary compensation table in this proxy statement.

Stock-Based Compensation

     The MD&C administers matters regarding the stock-based compensation of CompX's executive officers. With regard to stock-based compensation (e.g. stock bonuses, stock options, restricted stock or stock appreciation rights, among other types of stock-based compensation), the MD&C Committee determines whether to grant stock-based compensation based upon the chairman of the board's recommendation regarding the chief executive officer, the chief executive officer's recommendations regarding the other executive officers and the MD&C Committee members' collective business experience and judgment. In 2004, however, management did not recommend any stock-based compensation and the MD&C Committee did not grant any such compensation to any executive officers other than annual stock grants to CompX's nonemployee directors, including the chairman of the board, for their services as directors. The MD&C Committee does not currently anticipate granting stock-based compensation to anyone other than these annual grants of stock to CompX's nonemployee directors.

Defined Contribution Plans

     The MD&C Committee also reviews and approves CompX's discretionary annual contributions to the CAP Plan, a profit sharing defined contribution plan, and the CompX 401(k) Plan. Participants of these plans are employees of certain of CompX's domestic operations. Under the CAP Plan for the 2004 plan year, the MD&C Committee approved a contribution of 7.25% of 2004 earnings before taxes of CompX's National and Timberline divisions and similar contributions for other participants, subject to certain limitations under the Cap Plan and the Internal Revenue Code of 1986, as amended (the "Code"). Under the CompX 401(k) Plan for the 2004 plan year, the MD&C Committee approved matching contributions based on each participant's business unit that ranged from 37% to 100% of the participant's contribution, subject to certain limitations under the CompX 401(k) Plan and the Code. Certain of the named executive officers received such contributions, which are disclosed in the all other compensation column in the summary compensation table in this proxy statement. For the 2004 plan year, the MD&C committee approved contributions to the CAP Plan and the CompX 401(k) Plan in an aggregate amount of approximately $1.2 million, subject to certain limitations of the Code and the respective plans.

Deductibility of Compensation

     Section 162(m) of the Code generally disallows a tax deduction to public companies for non-performance based compensation over $1.0 million paid to the company's chief executive officer and four other most highly compensated executive officers. It is CompX's general policy to structure the performance-based portion of the compensation of its executive officers in a manner that enhances CompX's ability to deduct fully such compensation.

     The following individuals, in the capacities indicated, hereby submit the foregoing report.

        Paul M. Bass, Jr.                         Ann Manix
        Chairman of the MD&C Committee            Member of the MD&C Committee

        Keith R. Coogan
        Independent Director

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Relationships with Related Parties. As set forth under "Security Ownership," Harold C. Simmons, through Contran, may be deemed to control CompX. CompX and other entities that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties and
(b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of an equity interest in another related party. CompX periodically considers, reviews and evaluates and understands that Contran and related entities periodically consider, review and evaluate such transactions. Depending upon the business, tax and other objectives then relevant, it is possible that CompX might be a party to one or more of such transactions in the future. In connection with these activities CompX may consider issuing additional equity securities or incurring additional indebtedness. CompX's acquisition activities may in the future include participation in acquisition or restructuring activities conducted by other companies that may be deemed to be controlled by Mr. Simmons. It is the policy of CompX to engage in transactions with related parties on terms, in the opinion of CompX, no less favorable to CompX than could be obtained from unrelated parties.

     Certain directors or executive officers of Contran, Keystone, Kronos Worldwide, NL, TIMET or Valhi also serve as directors or executive officers of CompX. Such relationships may lead to possible conflicts of interest. These possible conflicts of interest may arise from the duties of loyalty owed by persons acting as corporate fiduciaries to two or more companies under circumstances in which such companies may have adverse interests. No specific procedures are in place that govern the treatment of transactions among CompX and its related entities, although such entities may implement specific procedures as appropriate for particular transactions. In addition, under applicable principles of law, in the absence of stockholder ratification or approval by directors who may be deemed disinterested, transactions involving contracts among companies under common control must be fair to all companies involved. Furthermore, directors owe fiduciary duties of good faith and fair dealing to all stockholders of the companies for which they serve.

     Intercorporate Services Agreement. Under the ISAs, employees of one company will provide certain services, including executive officer services, to the other company on a fee basis. The services rendered under the ISAs may include executive, management, financial, internal audit, accounting, tax, legal, insurance, risk management, treasury, aviation, human resources, technical, consulting, administrative, office, occupancy and other services as required from time to time in the ordinary course of the recipient's business. The fees paid pursuant to the ISAs are generally based upon an estimate of the time devoted by employees of the provider of the services to the affairs of the recipient and the employer's cost related to such employees, which includes the employees' cash compensation and an overhead component that takes into account other employment costs of the employees. Each of the ISAs in their current form extends on a quarter-to-quarter basis, generally subject to the termination by either party pursuant to a written notice delivered 30 days prior to the start of the next quarter. Because of the large number of companies affiliated with Contran and CompX, CompX believes it benefits from cost savings and economies of scale gained by not having certain management, financial and administrative staffs duplicated at each entity, thus allowing certain individuals to provide services to multiple companies but only be compensated by one entity. With respect to a publicly held company that is a party to an ISA, the ISA and the related aggregate annual charge is reviewed and approved by the independent directors of the company.

     Effective January 1, 2004, CompX entered into the Contran ISA. The services provided under the Contran ISA include the services of certain of CompX's executive officers. In 2004, CompX paid Contran fees of $2.3 million for its services under the Contran ISA. In 2005, CompX expects to pay Contran fees of $2.6 million for its services under the Contran ISA. CompX also pays director fees and expenses directly to Messrs. Glenn Simmons and Watson for their services as directors of CompX.

     Insurance Matters. Contran and CompX participate in a combined risk management program. Pursuant to the program, Contran and certain of its subsidiaries and affiliates, including CompX and certain of its subsidiaries and affiliates, purchase certain of their insurance policies as a group, with the costs of the jointly owned policies being apportioned among the participating companies. Tall Pines Insurance Company, including Valmont Insurance Company that merged into Tall Pines in December 2004 ("Tall Pines"), and EWI RE, Inc. ("EWI") provide for or broker these insurance policies. Tall Pines is a captive insurance company wholly owned by Valhi, and EWI is a reinsurance brokerage and risk management firm wholly owned by NL. A son-in-law of Harold C. Simmons serves as EWI's chairman of the board and chief executive officer and is compensated as an employee of EWI. Consistent with insurance industry practices, Tall Pines and EWI receive commissions from insurance and reinsurance underwriters for the policies that they provide or broker.

     With respect to certain of such jointly owned insurance policies, it is possible that unusually large losses incurred by one or more insureds during a given policy period could leave the other participating companies without adequate coverage under that policy for the balance of the policy period. As a result, Contran and certain of its subsidiaries or affiliates, including CompX, have entered into a loss sharing agreement under which any uninsured loss is shared by those entities who have submitted claims under the relevant policy. CompX believes the benefits in the form of reduced premiums and broader coverage associated with the group coverage for such policies justify the risks associated with the potential for any uninsured loss.

     During 2004, Contran and its related parties paid premiums of approximately $15.1 million for policies Tall Pines provided or EWI brokered, including approximately $1.0 million CompX and its subsidiaries paid. These amounts principally included payments for reinsurance and insurance premiums paid to unrelated third parties, but also included commissions paid to Tall Pines and EWI. In CompX's opinion, the amounts that CompX and its subsidiaries paid for these insurance policies and the allocation among CompX and its affiliates of relative insurance premiums are reasonable and at least as favorable to those they could have obtained through unrelated insurance companies or brokers. CompX expects that these relationships with Tall Pines and EWI will continue in 2005.

     Tax Matters. Prior to October 1, 2004, CompX was a separate United States federal income taxpayer and was not a member of Contran's consolidated United States federal income tax group (the "Contran Tax Group"). Effective with the formation of CGI on October 1, 2004, CompX and its qualifying subsidiaries became members of the Contran Tax Group and CompX entered into a tax sharing agreement with NL and Contran (the "Contran Tax Agreement"). The Contran Tax Agreement provides that CompX and its qualifying subsidiaries compute provisions for U.S. income taxes on a separate-company basis using tax elections made by Contran. Pursuant to the Contran Tax Agreement and using tax elections made by Contran, CompX makes payments or receives payments in amounts it would have paid to or received from the U.S. Internal Revenue Service had it not been a member of the Contran Tax Group but instead had been a separate taxpayer. Refunds are generally limited to amounts previously paid under the Contran Tax Agreement.

     CompX is also a part of consolidated tax returns filed by Contran in certain United States state jurisdictions. For such consolidated state tax returns, intercompany allocations of state tax provisions are computed on a separate company basis using tax elections made by Contran. As a result, CompX makes payments or receives payments in the amounts that would have been paid to or received from the respective state tax authority had CompX not been a part of the consolidated state tax return.

     Under certain circumstances, tax regulations could require Contran to treat items differently than CompX would have treated them on a stand alone basis. In 2004, pursuant to the Contran Tax Agreement and consolidated state tax returns, CompX paid $2.1 million to NL and $0.2 million to Valcor, Inc., a wholly owned subsidiary of Valhi.

     Law Firm Relationship. Contran and its affiliates, including CompX, engaged and paid in 2004 to Rogers & Hardin, LLP, a law firm of which CompX's director Edward J. Hardin is a partner, in the aggregate approximately $500,000 in fees and expenses for legal services Rogers & Hardin LLP rendered to such entities. The aggregate amount paid includes approximately $500 in fees and expenses that CompX paid in 2004 to Rogers & Hardin, LLP for legal services rendered to CompX. CompX presently expects, and understands that Contran and its other affiliates presently expect, to continue their relationship with Rogers & Hardin LLP in 2005.

                                PERFORMANCE GRAPH

     Set forth below for the period commencing December 31, 1998 and ending December 31, 2004 is a line graph comparing the yearly change in the cumulative total stockholder return on Class A Common Stock against the cumulative total return of the Russell 2000 Index, a new self-selected peer group of companies index and the old self-selected peer group of companies index used in last year's proxy statement. The new self-selected peer group index is comprised of The Eastern Company, Harley-Davidson, Inc., HNI Corporation (formerly Hon Industries, Inc.), Knape & Vogt Manufacturing Company, Leggett & Platt, Incorporated and Steelcase Inc. The old self-selected peer group index is comprised of Bush Industries, Inc., Herman Miller, Inc., HNI Corporation (formerly Hon Industries, Inc.), Interface, Inc., Knape & Vogt Manufacturing Company, Leggett & Platt, Incorporated and Steelcase Inc. CompX management believes that the new peer group index reflects a better mix of competitors and customers of CompX than the old peer group index. The old peer group index is provided below for comparison purposes.

     The graph shows the value at December 31 of each year assuming an original investment of $100 and the reinvestment of cash dividends to stockholders.

     Comparison of Cumulative Return among CompX International Inc. Class A Common Stock, the Russell 2000 Index, a New Self-Selected Peer Group Index and
                     the Old Self-Selected Peer Group Index

                         [PERFORMANCE GRAPH GOES HERE]

                                                            December 31,
                                          ----------------------------------------------
                                           1999    2000    2001    2002    2003    2004
                                          ------  ------  ------  ------  ------  ------
CompX International Inc.................   $100    $ 50    $ 76    $ 51    $ 40    $105

Russell 2000 Index......................    100      97      99      79     116     138

New Self-Selected Peer Group Index......    100     114     150     134     144     181

Old Self-Selected Peer Group Index......    100     106     113     105     126     151


                             AUDIT COMMITTEE REPORT

     The audit committee of the Board of Directors is comprised of three directors and operates under a written charter adopted by the Board of Directors. All members of the audit committee meet the independence standards established by the Board of Directors and the NYSE and promulgated by the SEC under the Sarbanes-Oxley Act of 2002. The audit committee charter is available on CompX's website at www.compxnet.com under the corporate section.

     CompX's management is responsible for, among other things, preparing CompX's consolidated financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP"). CompX's independent auditor is responsible for auditing CompX's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on the conformity of CompX's financial statements with GAAP. The audit committee assists the Board of Directors in fulfilling its responsibility to oversee management's implementation of CompX's financial reporting process. In its oversight role, the audit committee reviewed and discussed the audited financial statements with management and with PricewaterhouseCoopers LLP ("PwC"), CompX's independent auditor for 2004.

     The audit committee met with PwC and discussed any issues deemed significant by the independent auditor, including the required matters to be discussed by Statement of Auditing Standards No. 61, Communication with Audit
Committee, as amended. PwC has provided to the audit committee written disclosures and the letter required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, and the audit committee discussed with PwC that firm's independence. The audit committee also concluded that PwC's provision of non-audit services to CompX and its affiliates is compatible with PwC's independence.

     Based upon the foregoing considerations, the audit committee recommended to the Board of Directors that CompX's audited financial statements be included in its Annual Report on Form 10-K for 2004.

     Members of the audit committee of the Board of Directors respectfully submit the foregoing report.

        Keith R. Coogan                           Ann Manix
        Chairman of the Audit Committee           Member of the Audit Committee

        Paul M. Bass, Jr.
        Member of the Audit Committee

                           INDEPENDENT AUDITOR MATTERS

     Independent Auditor. PwC served as CompX's independent auditor for the year ended December 31, 2004. CompX's audit committee has appointed PwC to review CompX's quarterly unaudited consolidated financial statements to be included in its Quarterly Reports on Form 10-Q for the first three quarters of 2005. CompX expects PwC will be considered for appointment to audit CompX's annual consolidated financial statements for the year ending December 31, 2005. Representatives of PwC are not expected to attend the Meeting.

     Fees Paid to PwC. The following table shows the aggregate fees PwC has billed or is expected to bill to CompX and its subsidiaries for services rendered for 2003 and 2004.


                  Type of Fees                      2003         2004
       -------------------------------------    -----------  -----------
       Audit Fees (1).......................    $   447,251  $   898,179
       Audit-Related Fees (2)...............         62,644       62,860
       Tax Fees (3).........................         44,900       22,881
       All Other Fees (4)...................         25,810       11,334
                                                -----------  -----------
       Total................................    $   580,605  $   995,254
                                                ===========  ===========

--------------------

(1)  Fees for the following services:

     (a) audits of consolidated year-end financial statements for each year and audit of internal control over financial reporting for 2004;
     (b) reviews of the unaudited quarterly financial statements appearing in CompX's Forms 10-Q for each of the first three quarters of each year;
     (c) normally provided statutory or regulatory filings or engagements for each year; and
     (d) the estimated out-of-pocket costs PwC incurred in providing all of such services for which CompX reimburses PwC.

(2)  Fees for employee benefit plan audits.

(3)  Permitted fees for tax compliance, tax advice and tax planning services.

(4) Fees for all services not described in the other categories. For 2003, the disclosed fees include fees for an annual software license and maintenance and an agreed upon procedures report for the Dutch government related to an employee severance plan. For 2004, the disclosed fees include fees for consultations relative to the disposition of CompX's Thomas Regout operations in Europe and research and development claims.

     Preapproval Policies and Procedures. On February 23, 2005, the audit committee adopted an amended and restated preapproval policy, a copy of which is attached as Appendix A to this proxy statement, with respect to preapproving engagements of PwC to perform audit or nonaudit services on behalf of CompX or any of its subsidiaries. As of May 6, 2003, the audit committee became responsible for preapproving every engagement of PwC to perform audit or nonaudit services on behalf of CompX or any of its subsidiaries. Since May 6, 2003, 10% of the all other fees paid to PwC in 2003 were for services for which the de minimus exception, as defined in Section 202 of the Sarbanes-Oxley Act of 2002, applied. For 2004, the audit committee preapproved the engagement of PwC for all services rendered to CompX or its subsidiaries for such year.

                                  OTHER MATTERS

     The Board of Directors knows of no other business that will be presented for consideration at the Meeting. If any other matters properly come before the Meeting, the persons designated as agents in the enclosed proxy card or voting instruction form will vote on such matters in accordance with their reasonable judgment.

   STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2006 ANNUAL MEETING

     Stockholders may submit proposals on matters appropriate for stockholder action at CompX's annual stockholder meetings, consistent with rules adopted by the SEC. CompX must receive such proposals not later than December 13, 2005 to be considered for inclusion in the proxy statement and form of proxy card relating to the Annual Meeting of Stockholders in 2006. CompX's bylaws require that the proposal must set forth a brief description of the proposal, the name and address of the proposing stockholder as they appear on CompX's books, the number of shares of Common Stock the stockholder holds and any material interest the stockholder has in the proposal.

     The Board of Directors will consider the director nominee recommendations of CompX stockholders. CompX's bylaws require that a nomination set forth the name and address of the nominating stockholder, a representation that the stockholder will be a stockholder of record entitled to vote at the annual stockholder meeting and intends to appear in person or by proxy at the meeting to nominate the nominee, a description of all arrangements or understandings between the stockholder and the nominee (or other persons pursuant to which the nomination is to be made), such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and the consent of the nominee to serve as a CompX director if elected.

     The Board of Directors has no specific minimum qualifications for director candidates. The Board of Directors will consider a potential director nominee's ability to satisfy the need, if any, for any required expertise on the Board of Directors or one of its committees. Historically, CompX management has recommended director nominees to the Board of Directors. Because under the NYSE listing standards CompX may be deemed to be a controlled company, the Board of Directors believes that any additional policies or procedures with regard to the consideration of director candidates recommended by its stockholders are not appropriate.

     For proposals or director nominations to be brought at the 2006 Annual Meeting of Stockholders but not included in the proxy statement for such meeting, CompX's bylaws require that the proposal or nomination must be delivered or mailed to the principal executive offices of CompX no later than February 27, 2006. Proposals and nominations should be addressed to the attention of: Corporate Secretary, CompX International Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

                   COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     Stockholders who wish to communicate with the Board of Directors may do so through the following procedures. Stockholder communications not involving complaints or concerns regarding accounting, internal accounting controls and auditing matters related to CompX ("Accounting Complaints or Concerns") may be sent to the attention of CompX's corporate secretary at CompX International Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697. Stockholder communications that relate to matters that are within the scope of the responsibilities of the Board of Directors and its committees, or summaries of such communications, will be forwarded to the chairman of the audit committee.

     Accounting Complaints or Concerns, which may be made anonymously, should be sent to the attention of CompX's general counsel with a copy to CompX's chief financial officer at the same address as the corporate secretary. Accounting Complaints or Concerns will be forwarded to the chairman of the audit committee. CompX will keep Accounting Complaints or Concerns confidential and anonymous, to the extent feasible, subject to applicable law. Information contained in an Accounting Complaint or Concern may be summarized, abstracted and aggregated for purposes of analysis and investigation.

                         2004 ANNUAL REPORT ON FORM 10-K

     A copy of CompX's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the SEC, is included as part of the annual report mailed to CompX's stockholders with this proxy statement. This Annual Report on Form 10-K may also be accessed on CompX's website at www.compxnet.com.

                                ADDITIONAL COPIES

     Pursuant to an SEC rule concerning the delivery of annual reports and proxy statements, a single set of these documents may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. Certain beneficial stockholders who share a single address may have received a notice that only one annual report and proxy statement would be sent to that address unless a stockholder at that address gave contrary instructions. If, at any time, a stockholder who holds shares through a broker no longer wishes to participate in householding and would prefer to receive a separate proxy statement and related materials, or if such stockholder currently receives multiple copies of the proxy statement and related materials at his or her address and would like to request householding of CompX communications, the stockholder should notify his or her broker. Additionally, CompX will promptly deliver a separate copy of CompX's 2004 annual report or this proxy statement to any stockholder at a shared address to which a single copy of such documents was delivered, upon the written or oral request of the stockholder.

     To obtain copies of CompX's 2004 annual report or this proxy statement without charge, please mail your request to the attention of A. Andrew R. Louis, Corporate Secretary, at CompX International Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697, or call him at 972.233.1700.

                                           COMPX INTERNATIONAL INC.




                                           Dallas, Texas
                                           April 13, 2005

                                   Appendix A


                            COMPX INTERNATIONAL INC.

                       AUDIT COMMITTEE PREAPPROVAL POLICY

                  AMENDED AND RESTATED AS OF FEBRUARY 23, 2005

                                ----------------

                      Section 1. -- Statement of Principles

     The Audit Committee is required, subject to any de-minimus exceptions permitted by applicable law or regulation, to preapprove the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services do not impair the auditors' independence.

     This Policy applies to services provided by the accounting firm that serves CompX International Inc. and its subsidiaries (the "Company") as its primary independent auditor, and any international affiliates thereof.

     Unless a type of service to be provided by the independent auditor is subject to preapproval under Sections 3 or 4 of this Policy, it will require specific preapproval by the Audit Committee under Section 2 of this Policy. In addition, any proposed services subject to preapproval under Section 3 of this Policy that exceeds the applicable preapproved fee level will also require preapproval under either Section 2 or Section 4 of this Policy. Notwithstanding the foregoing, the preapproval requirements under this Policy are waived with respect to the provision of permitted non-Audit Services to the extent allowed by applicable law or regulation.

                       Section 2. -- Specific Preapproval

     Subject to Sections 4 and 5 of this Policy, the following describes the Audit and Audit-related services to be provided by the independent auditor that must have the specific preapproval of the Audit Committee before the independent auditor can be engaged:

     o Annual audits of the consolidated financial statements of the Company, attestation services associated with the Company's system of internal control over financial reporting and other services associated with the Company's Annual Report on Form 10-K;
     o Quarterly review procedures associated with the Company's unaudited interim consolidated financial statements and other services associated with the Company's Quarterly Reports on Form 10-Q;
     o Services associated with registration statements filed by the Company with the Securities and Exchange Commission ("SEC"), including responding to SEC comment letters and providing comfort letters;
     o Statutory audits or annual audits of the annual financial statements of subsidiaries of the Company;
     o Quarterly review procedures of the interim financial statements of subsidiaries of the Company;
     o Services associated with potential business acquisitions/dispositions involving the Company;
     o Any other services provided to the Company not specifically described above or in Section 3 of this Policy; and
     o Any material changes in terms, conditions or fees with respect to the foregoing resulting from changes in audit scope, Company structure or other applicable matters.

                  Section 3. -- Other Categories of Preapproval

     Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of all of the services described below does not impair the independence of the auditor and is consistent with the SEC's rules on auditor independence.

     Subject to Section 5 of this Policy, the following Audit, Audit-related, Tax and All Other services to be provided by the independent auditor will have the preapproval of the Audit Committee, subject to the limitation that the aggregate fees for such services provided by the independent auditor in any calendar year may not exceed the limits established by the Audit Committee. The Audit Committee will periodically revise the list of pre-approved services and the fee limitation based on subsequent determinations as it deems appropriate.

     o    Audit Services:

          o Consultations with the Company's management as to the accounting and/or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations of the SEC, the Financial Accounting Standards Board, the Public Company Accounting Oversight Board or other applicable domestic or international regulatory or standard-setting bodies; and
          o Assistance with responding to SEC comment letters received by the Company other than in connection with a registration statement filed with the SEC.

     o    Audit-related Services:

          o Consultations with the Company's management as to the accounting and/or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations of the SEC, the Financial Accounting Standards Board, the Public Company Accounting Oversight Board or other applicable domestic or international regulatory or standard-setting bodies (note, under SEC rules, some consultations may be "audit" rather than "audit-related").
          o    Financial  statement  audits  of  employee  benefit  plans of the
               Company;
          o Agreed-upon or expanded audit procedures related to the Company's accounting records required to respond to or comply with financial, accounting, legal, regulatory or contractual reporting requirements; and
          o Internal control reviews and assistance with internal control reporting requirements of the Company (to the extent permitted by applicable rule or regulation).

     o    Tax Services:

          o Consultations with the Company's management as to the tax treatment of transactions or events and/or the actual or potential tax impact of final or proposed laws, rules and regulations in U.S. federal, state and local and international jurisdictions;
          o Consultations with the Company's management related to compliance with existing or proposed tax laws, rules and regulations in U.S. federal, state and local and international jurisdictions;
          o Assistance in the preparation of and review of the Company's U.S. federal, state and local and international income, franchise and other tax returns;
          o Assistance with tax inquiries, audits and appeals of the Company before the U.S. Internal Revenue Service and similar state, local and international agencies;
          o Consultations with the Company's management regarding domestic and international statutory, regulatory or administrative tax developments;
          o    Transfer pricing and cost segregation studies of the Company; and
          o Expatriate tax assistance and compliance for the Company and its employees.

     o    Other Services:

          o Assistance with corporate governance matters (including preparation of board minutes and resolutions) and assistance with the preparation and filing of documents (such as paperwork to register new companies or to de-register existing companies) involving the Company with non-U.S. governmental and regulatory agencies, provided, however, that the non-U.S. jurisdiction in which such services are provided does not require that the individual providing such service be licensed, admitted or otherwise qualified to practice law.

     Any services provided by the independent auditor under this Section of the Policy shall be reported to the full Audit Committee by an officer of the Company at the first meeting of the Audit Committee held subsequent to the engagement of the independent auditor to provide such services. Such report shall include detailed back-up documentation provided by the independent auditor regarding the services provided.

                            Section 4. -- Delegation

     Subject to Section 5 of this Policy, the Audit Committee has delegated preapproval authority to the Audit Committee Chairman or his/her designee for
(i) any proposed services described in Section 3 of this Policy to the extent that the aggregate fees for such services provided by the independent auditor during the then-current calendar year has exceeded the limits established by the Audit Committee or (ii) any other proposed services that are not described in
Section 3 of this Policy that the Audit Committee Chairman or his/her designee determines to be appropriate or necessary. The Chairman or his/her designee shall report any pre-approval decisions under this Section 4 of the Policy to the full Audit Committee at the first meeting of the Audit Committee held subsequent to such pre-approval decision. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

                   Section 5. -- Prohibited Non-Audit Services

     The following is a list of non-audit services for which the independent auditor is prohibited from providing to the Company under the terms of the SEC's rules on auditor independence, or otherwise:

     o Bookkeeping or other services related to the accounting records or financial statements of the Company;
     o    Financial information systems design and implementation;
     o Appraisal or valuation services, fairness opinions or contribution-in-kind reports;
     o    Actuarial services;
     o    Internal audit outsourcing services;
     o    Management functions;
     o    Human resources;
     o    Broker, dealer, investment adviser or investment banking services;
     o Any service for which no fee would be charged unless a specified finding or result is obtained, or in which the amount of the fee is otherwise dependent upon the finding or result of such service (other than any such fee which is fixed by a court of competent authority or other public authorities and not dependent on a finding or result);
     o Any tax service involving (i) a listed transaction within the meaning of 26 C.F.R. ss. 1.6011.1-4(b)(2) or (ii) a confidential transaction within the meaning of 26 C.F.R. ss. 1.6011.1-4(b)(3), or that would be a confidential transaction within the meaning of 26 C.F.R. ss. 1.6011.1-4(b)(3) if the fee for the transaction were equal to or more than the minimum fee described in 26 C.F.R. ss. 1.6011.1-4(b)(3);
     o Legal services to the extent that the jurisdiction in which such services are provided requires that the individual providing such service be licensed, admitted or otherwise qualified to practice law; and
     o    Expert services unrelated to the audit.

                            Section 6. -- Procedures

     Applications to provide services that require preapproval by the Audit Committee under Section 2 of this Policy, or that require preapproval of the Chairman of the Audit Committee or his/her designee under Section 4 of this Policy, must be made by an auditor in writing. Such an application, which shall include detailed back-up documentation provided by the independent auditor regarding the services provided, shall be submitted to the Audit Committee or the Chairman of the Audit Committee, as applicable, for final resolution.

                        Section 7. -- Engagement Letters

     Engagement of the independent auditor under this Policy to provide the following services must be evidenced pursuant to a written engagement letter with the independent auditor that must at least be signed by the Chairman of the Audit Committee or his/her designee:

     o Annual audits of the consolidated financial statements of the Company, attestation services associated with the Company's system of internal control over financial reporting and other services associated with the Company's Annual Report on Form 10-K;
     o Quarterly review procedures associated with the Company's unaudited interim consolidated financial statements and other services associated with the Company's Quarterly Reports on Form 10-Q; and
     o Any engagement for which applicable professional standards of the independent auditor require an engagement letter.

     Any other engagement of the independent auditor under this Policy may be evidenced pursuant to a written engagement letter with the independent auditor, as may be required by the Audit Committee, the Chairman of the Audit Committee or his/her designee, the independent auditor or an officer of the Company. Any such engagement letter may, but is not required to, be signed by the Chairman of the Audit Committee or his/her designee.

                            COMPX INTERNATIONAL INC.
                              THREE LINCOLN CENTRE
                          5430 LBJ FREEWAY, SUITE 1700
                            DALLAS, TEXAS 75240-2697

--------------------------------------------------------------------------------
Proxy - CompX International Inc.
--------------------------------------------------------------------------------

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COMPX INTERNATIONAL INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 10, 2005


The undersigned hereby appoints David A. Bowers, Darryl R. Halbert and A. Andrew
R. Louis, and each of them, proxy and attorney-in-fact for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 2005 Annual Meeting of Stockholders (the "Meeting") of CompX International Inc., a Delaware corporation ("CompX"), to be held at CompX's corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas on Tuesday, May 10, 2005, at 10:00 a.m. (local time), and at any adjournment or postponement of the Meeting, all of the shares of class A and class B common stock, par value $0.01 per share, of CompX standing in the name of the undersigned or that the undersigned may be entitled to vote on the proposals set forth, and in the manner directed, on this proxy card.


    THIS PROXY MAY BE REVOKED AS SET FORTH IN THE COMPX PROXY STATEMENT THAT
                          ACCOMPANIED THIS PROXY CARD.

The proxies, if this card is properly executed, will vote in the manner directed on this card. If no direction is made, the proxies will vote "FOR" all nominees named on the reverse side of this card for election as directors and, to the extent allowed by applicable law, in the discretion of the proxies as to all other matters that may properly come before the Meeting and any adjournment or postponement thereof.

  PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.
                                SEE REVERSE SIDE.

CompX International Inc.

[Name]
[Address]


[ ] Mark this box with an X if you have made changes to your name or address details above.

--------------------------------------------------------------------------------
Annual Meeting Proxy Card
--------------------------------------------------------------------------------
A.    Election of Directors

1.    The board of directors recommends a vote FOR the listed nominees.

                                        For                     Withhold
01  Paul M. Bass, Jr.                  [  ]                       [  ]
02  David A. Bowers                    [  ]                       [  ]
03  Keith R. Coogan                    [  ]                       [  ]
04  Edward J. Hardin                   [  ]                       [  ]
05  Ann Manix                          [  ]                       [  ]
06  Glenn R. Simmons                   [  ]                       [  ]
07  Steven L. Watson                   [  ]                       [  ]

B.    Other Matters

The board of directors recommends a vote FOR the following proposal.

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting and any adjournment or postponement thereof.

        [ ] FOR                  [ ] AGAINST                  [ ] ABSTAIN

C. Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign exactly as the name that appears on this card. Joint owners should each sign. When signing other than in an individual capacity, please fully describe such capacity. Each signatory hereby revokes all proxies heretofore given to vote at said Meeting and any adjournment or postponement thereof.

Signature 1 -              Signature 2 -             Date (mm/dd/yyyy)
Please keep signature      Please keep signature
within box                 within box


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